Exhibit 10.59

AMENDMENT NO. 1 TO EXCLUSIVE CLINICAL STUDY AND DATA LICENSE

AGREEMENT BETWEEN GENZYME CORPORATION AND VIROPHARMA

INCORPORATED

This Amendment No. 1 (the “Amendment”) to the Exclusive Clinical Study and Data License Agreement dated June 12, 2009 (the “Agreement”) by and between Genzyme Corporation (“Genzyme”) and ViroPharma Incorporated (“ViroPharma”), is effective as of October 22, 2009 (“Amendment Effective Date”).

WHEREAS, Genzyme and ViroPharma are parties to the Agreement, pursuant to which Genzyme granted ViroPharma a license to certain clinical studies and data related to Genzyme’s proprietary product, tolevamer;

WHEREAS, Genzyme and ViroPharma now wish to amend certain provisions of the Agreement, in part, to allow ViroPharma additional time to file a sNDA (as defined in the Agreement) incorporating the licensed clinical studies and data;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:

1.	Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.

2.	The following language shall be added as Section 1(s) of the Agreement:

“Other Vancomycin Product” means an oral capsule vancomycin hydrochloride product approved pursuant to Section 505 of the United States Federal Food, Drug and Cosmetic Act and determined by the FDA to be therapeutically equivalent to the Product, as evidenced by a therapeutic equivalence code published in the Orange Book.

3.	In Section 4(b)(3) of the Agreement, the proviso and all of the language thereafter shall be deleted, so that Section 4(b)(3) shall read in its entirety as follows:

Royalties due under this Section 4 shall commence upon the day (the “Initiation Date”) subsequent to the day that ViroPharma’s sNDA is approved by the FDA and will continue until the third anniversary of the Initiation Date (the “Royalty Term”).

4.	Section 8(c) (“Termination by Either Party”) shall be amended and restated as follows:

In the event that (i) ViroPharma withdraws the sNDA or (ii) ViroPharma receives notification of FDA’s denial of the sNDA, either party shall have the right to terminate this Agreement upon thirty (30) days notice by providing written notice thereof to the other party. In addition, Genzyme may terminate this Agreement upon thirty (30) days written notice if (A) ViroPharma has not filed the sNDA by August 1, 2010 or (B) the Product is no longer sold in the Territory.

5.	The following sentence shall be added as subsection (iv) in Section 9(b) (“ViroPharma Reporting Obligations”) of the Agreement: “. . . (iv) approval by the FDA, or first commercial sale, of an Other Vancomycin Product.”

Except as expressly modified hereby, the terms of the Agreement remain in full force and effect and shall govern and apply to all matters contemplated by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

VIROPHARMA INCORPORATED		GENZYME CORPORATION

By:	/s/ Vincent J. Milano	By:	/s/ John P. Butler
Name:	Vincent J. Milano	Name:	John P. Butler
Title:	President and Chief Executive Officer	Title:	President, Cardiometabolic & Renal

Date:	October 22, 2009	Date:	October 21, 2009